UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                IXOS Software AG
                     ---------------------------------------
                                (Name of issuer)

                                 Ordinary Shares
                     ---------------------------------------
                         (Title of class of securities)

                                    46600V108
                     ---------------------------------------
                                 (CUSIP number)

                                December 31, 2000
                     ---------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               / / Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

---------------------------------
      CUSIP No. 46600V108
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    74,055
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      155,155
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      76,055
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      155,155
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         231,210*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


----------------------

* Included in this figure are the securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

---------------------------------
      CUSIP No. 46600V108
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Fonds Holding GmbH (f/k/a Deutsche Funds Management)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      70,155
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      70,155
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         70,155
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

---------------------------------
      CUSIP No. 46600V108
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      0
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

Item 1(a).        Name of Issuer:

                  IXOS Software AG (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  The address of the Issuer's principal executive offices is Bretonischer Ring 12, Grasbrunn/Munich, D-85630, Federal Republic of Germany. This Schedule 13G/A is being filed pursuant to Rule 13d-2(b).

Item 2(a).        Name of Person Filing:

                 This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Fonds Holding GmbH ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

                  The   principal   place   of   business   of  DWS   Group   is
Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

                  The principal place of business of DWS is Gruneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is ordinary shares (the "Ordinary Shares").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) / / Broker or dealer registered under section 15 of the Act;

                  (b) / /  Bank as defined in section 3(a)(6) of the Act;

                  (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

                  (d) / / Investment Company registered under section 8 of the Investment Company Act of 1940;

                  (e) / /  An investment  adviser in accordance  with Rule 13d-1
                           (b)(1)(ii)(E);

                  (f) / / An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g) / /  A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           Each of the Reporting  Persons owns the amount of the
                  Ordinary Shares as set forth on the applicable cover page.

                  (b)      Percent of class:

                           Each of the Reporting  Persons owns the percentage of
                  the Ordinary Shares as set forth on the applicable cover page.

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    Each of the  Reporting  Persons has the sole
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (ii)     shared power to vote or to direct the vote:

                                    Each of the Reporting Persons has the shared
                           power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                                    Each of the  Reporting  Persons has the sole
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                                    Each of the Reporting Persons has the shared
                           power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  The following are subsidiaries of DBAG and/or DWS Group which acquired Ordinary Shares included in the figures on the cover page: Deutsche Investment Management S.A. Luxemburg, Deutsche Asset Management Investmentgesellschaft GmbH and Deutsche Asset Management S.A., Paris.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001



                                            DEUTSCHE BANK AG



                                            By:/s/Dr. Rainer Grimberg
                                               ---------------------------------
                                               Name:   Dr. Rainer Grimberg
                                               Title:  Director



                                            By: /s/ Christoph Kirschhofer
                                               ---------------------------------
                                               Name:   Christoph Kirschhofer
                                               Title:  Director

                                                                       EXHIBIT 1

                     Consent of Deutsche Fonds Holding GmbH


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 12, 2001



                                            DEUTSCHE FONDS HOLDING GMBH



                                            By: /s/ Susan Seidel
                                               ---------------------------------
                                               Name:    Susan Seidel
                                               Title:   Compliance (DWS)



                                            By: /s/ Ralf Ring
                                               ---------------------------------
                                               Name:    Ralf Ring
                                               Title:   Head of Compliance (DWS)

                                                                       EXHIBIT 2

                         Consent of DWS Investment GmbH


                  The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated: February 12, 2001


                                            DWS INVESTMENT GMBH



                                            By: /s/ Susan Seidel
                                               ---------------------------------
                                               Name:    Susan Seidel
                                               Title:   Compliance (DWS)



                                            By:/s/ Ralf Ring
                                               ---------------------------------
                                               Name:    Ralf Ring
                                               Title:   Head of Compliance (DWS)